Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER 2015 FINANCIAL AND OPERATING RESULTS AND PROVIDES 2016 GUIDANCE

MIDLAND, Texas, February 16, 2016 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the fourth quarter ended December 31, 2015 and provided 2016 guidance.

HIGHLIGHTS

•
Viper previously announced that the Board of Directors of its general partner has declared a cash distribution for the three months ended December 31, 2015 of $0.228 per common unit (a 14% increase from $0.20 per common unit for the three months ended September 30, 2015), payable on February 26, 2016, to unitholders of record at the close of business on February 19, 2016. This distribution represents an approximate 6% yield when annualized based on the closing price for Viper’s common units on February 12, 2016.

•
Proved reserves as of December 31, 2015 increased 42% year over year to 26.3 MMboe (70% oil, 15% natural gas liquids, 15% natural gas), with a PV-10 of approximately $398.0 million as calculated and reconciled below. Additions replaced 495% (486% organically) of 2015 production.

•	The Company announced its full year 2016 production guidance range of 6,000 to 6,500 boe/d, representing a 15% increase at the midpoint of the range from 2015 production of 5,431 boe/d.

•	Fourth quarter 2015 production was 6,313 boe/d (81% oil), up 10% from 5,715 boe/d (75% oil) in the third quarter of 2015.

•	Net income was $4.9 million and Adjusted EBITDA (as defined and reconciled below) was $18.6 million, for the three months ended December 31, 2015.

•
During the fourth quarter of 2015, the operators of Viper’s Spanish Trail mineral interests brought online 10 gross horizontal wells. In total, the operators of Viper's acreage completed 51 gross horizontal wells during 2015, including 2 Middle Spraberry, 27 Lower Spraberry, 6 Wolfcamp A and 16 Wolfcamp B.

•	Viper had $34.5 million outstanding under its credit agreement with a borrowing base of $200 million as of December 31, 2015.

“Viper declared a $0.228 per common unit distribution to its unitholders, representing an approximate 6% yield when annualized based on the closing price for Viper’s common units on February 12, 2016. Our Spanish Trail acreage is expected to continue to provide organic growth as it has some of the strongest returns in the Permian Basin. With no hedges, lease operating expenses or capital expenditures, a rebound in commodity prices should translate into more cash available for distribution. We are aggressively seeking to acquire royalty interests in oil-weighted basins under active development by competent operators," stated Travis Stice, Chief Executive Officer of Viper's general partner.

PRODUCTION UPDATE
Production attributable to Viper’s mineral interests was 6,313 boe/d for the fourth quarter of 2015, up 10% from 5,715 boe/d, for the third quarter of 2015. The production mix was comprised of 81% oil, 9% natural gas liquids and 10% natural gas in the fourth quarter of 2015. During 2015, production attributable to Viper's mineral interests was 5,431 boe/d, up 79% from 3,038 boe/d during 2014.

RESERVES
Ryder Scott Company, L.P. prepared an estimate of Viper's proved reserves as of December 31, 2015. Reference prices of $50.28 per barrel of oil, $2.58 per MMcf of natural gas and $19.90 per barrel of natural gas liquids were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $45.03 per barrel of oil, $1.64 per MMcf of natural gas and $11.41 per barrel of natural gas liquids.

Proved reserves at year-end 2015 of 26.3 MMboe represent a 42% increase over year-end 2014 reserves. These proved reserves have a PV-10 value of approximately $398.0 million.

Proved developed reserves increased by 40% to 14.2 MMboe as of December 31, 2015 reflecting continued horizontal development by the operators of Viper’s acreage. Horizontal wells now represent 78% of Viper's proved developed reserves and 100% of Viper's proved undeveloped reserves. Crude oil represents 70% of Viper's total proved reserves.

Net proved reserve additions of 9.8 MMboe resulted in a reserve replacement ratio of 495% (defined as the sum of extensions, discoveries, revisions and purchases, divided by annual production). The organic reserve replacement ratio was 486% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 12.0 MMboe are primarily attributable to Lower Spraberry development as well as continued Wolfcamp B development and initial development of the Wolfcamp A and Middle Spraberry on Viper’s acreage. As a result of lower commodity prices, 2.1 MMboe of reserves associated with 48 vertical locations (1.4 MMboe) and nine short lateral horizontal locations (0.7 MMboe) were moved out of the proved undeveloped category. Although these revisions are price related, it is unlikely that these vertical locations will be developed by the operators of Viper's acreage within the five year SEC reserve rule, even with a price recovery, since their focus has shifted to horizontal development.

	Oil (Bbls)	Liquids (Bbls)	Gas (Mcf)	BOE
Proved reserves as of December 31, 2014	12,830,294	2,513,708	18,994,160	18,509,695
Purchase of reserves in place	107,072	3,640	430,733	182,501
Extensions and discoveries	8,449,586	2,012,599	9,476,316	12,041,571
Revisions of previous estimates	(1,454,037)	(375,275)	(3,464,719)	(2,406,765)
Production	(1,555,493)	(238,716)	(1,128,605)	(1,982,310)
Proved reserves as of December 31, 2015	18,377,422	3,915,956	24,307,885	26,344,692

As the owner of mineral interests, Viper incurred no exploration and development costs during the year ended December 31, 2015. The Company incurred $43.9 million in acquisition costs during 2015.

	December 31,		Period From Inception Through December 31, 2013
	2015	2014
	(in thousands)
Acquisition costs
Proved properties	$4,121	$10,879	$200,309
Unproved properties	39,786	46,810	247,725
Total	$43,907	$57,689	$448,034

FULL YEAR 2016 GUIDANCE
Viper forecasts that production in 2016 attributable to its mineral interests will average between 6.0 and 6.5 Mboe/d. Gathering and transportation is expected to be between $0.25 and $0.50 per boe. The Company expects depreciation, depletion and amortization expense (“DD&A”) to range between $14.00 and $16.00/boe with cash general and administrative expense (“G&A”) of $0.50 to $1.50/boe and non-cash unit-based compensation of $2.00 to $3.00/boe. Production and ad valorem taxes are expected to be 8.0% of revenue. As a reminder, Viper does not incur lease operating or capital expenses.

Viper Energy Partners

Total Net Production – MBoe/d	6.0 – 6.5

Unit costs ($/boe)
Lease Operating Expenses	n/a
Gathering & Transportation	$0.25-$0.50
DD&A	$14.00-$16.00
G&A
Cash G&A	$0.50-$1.50
Non-Cash Unit-Based Compensation	$2.00-$3.00

Production and Ad Valorem Taxes (% of Revenue) (a)	8%

Capital Budget ($ - Million)
2016 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.
CONFERENCE CALL
Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their results for the fourth quarter of 2015 and 2016 guidance on Wednesday, February 17, 2016 at 9:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 44168180. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, February 17, 2016 through Wednesday, February 24, 2016 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 44168180. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on the Permian Basin.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(In thousands, except per unit amounts)
Royalty income	$19,918	$21,898	$74,859	$77,767
Costs and expenses:
Production and ad valorem taxes	1,100	1,586	5,531	5,377
Gathering and transportation	92	—	259	—
Depletion	8,849	7,999	35,436	27,601
Impairment	3,423	—	3,423	—
General and administrative expenses	1,110	1,663	5,236	3,198
General and administrative expenses—related party	224	125	599	1,174
Total costs and expenses	14,798	11,373	50,484	37,350
Income from operations	5,120	10,525	24,375	40,417
Other income (expense):
Interest expense	(377)	(170)	(1,110)	(487)
Interest expense—related party, net of capitalized interest	—	—	—	(10,755)
Other income	194	448	1,154	459
Total other income (expense), net	(183)	278	44	(10,783)
Net income	$4,937	$10,803	$24,419	$29,634
Allocation of net income:
Net income attributable to the period January 1, 2014 through June 22, 2014				$7,021
Net income attributable to the period June 23, 2014 through December 31, 2014				22,613
				$29,634
Net income attributable to common limited partners per unit:
Basic and Diluted*	$0.06	$0.14	$0.31	$0.29
Weighted average number of limited partner units outstanding:
Basic*	79,726	79,705	79,717	78,090
Diluted*	79,729	79,715	79,727	78,102
*2014 year-to-date information presented is attributable to the period June 23, 2014 through December 31, 2014.

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Production Data:
Oil (Bbls)	469,500	302,867	1,555,493	856,541
Natural gas (Mcf)	353,160	209,900	1,128,605	648,808
Natural gas liquids (Bbls)	52,421	44,864	238,716	144,074
Combined volumes(1)(2) (BOE)	580,781	382,714	1,982,310	1,108,750
Daily combined volumes (BOE/d)	6,313	4,160	5,431	3,038
% Oil	81%	79%	78%	77%

Average sales prices:
Oil, realized ($/Bbl)	$39.32	$66.40	$44.75	$82.98
Natural gas realized ($/Mcf)	2.29	3.84	2.36	4.18
Natural gas liquids ($/Bbl)	12.32	21.89	10.85	27.59
Average price realized ($/BOE)	34.30	57.22	37.76	70.14

Average Costs (per BOE)
Production and ad valorem taxes	$1.89	$4.14	$2.79	$4.85
Gathering and transportation expense	0.16	—	0.13	—
General and administrative - cash component	0.62	1.82	0.96	2.05
Total operating expense - cash	$2.67	$5.96	$3.88	$6.90

General and administrative - non-cash component	$1.68	$2.85	$1.98	$1.89
Interest expense	0.65	0.44	0.56	10.14
Depletion	15.24	20.90	17.88	24.89
Total expenses	$17.57	$24.19	$20.42	$36.92

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, non-cash unit-based compensation expense, depletion and impairment. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,	Year Ended December 31,	Period from June 23, 2014 through December 31, 2014
	2015	2015

Net Income	$4,937	$24,419	$11,810
Interest expense	377	1,110	317
Non-cash unit-based compensation expense	973	3,929	1,011
Depletion	8,849	35,436	8,251
Impairment	3,423	3,423	—
Adjusted EBITDA	$18,559	$68,317	$21,389

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(426)	(1,213)	(1,542)
Cash available for distribution	$18,133	$67,104	$19,847

Limited Partner units outstanding	79,726	79,726	79,700

Cash available for distribution per limited partner unit	$0.228	$0.838	$0.25

PV-10
PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.

The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	12/31/15
PV-10	$398,003
Less income taxes:
Undiscounted future income taxes	(4,789)
10% discount factor	(2,549)
Future discounted income taxes	$(2,240)

Standardized measure of discounted future net cash flows	$395,763

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.